Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: July 31, 2024

Investor Relations: Douglas W. Busk
Chief Treasury Officer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
SECOND QUARTER 2024 RESULTS

Southfield, Michigan – July 31, 2024 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) today announced consolidated net loss of $47.1 million, or $3.83 per diluted share, for the three months ended June 30, 2024 compared to consolidated net income of $22.2 million, or $1.69 per diluted share, for the same period in 2023. Adjusted net income, a non-GAAP financial measure, for the three months ended June 30, 2024 was $126.4 million, or $10.29 per diluted share, compared to $140.0 million, or $10.69 per diluted share, for the same period in 2023. The following table summarizes our financial results:

(In millions, except per share data)	For the Three Months Ended			For the Six Months Ended June 30,
	June 30, 2024	March 31, 2024	June 30, 2023	2024	2023
GAAP net income (loss)	$(47.1)	$64.3	$22.2	$17.2	$121.7
GAAP net income (loss) per diluted share	$(3.83)	$5.08	$1.69	$1.37	$9.30

Adjusted net income (1)	$126.4	$117.4	$140.0	$243.8	$267.0
Adjusted net income per diluted share (1)	$10.29	$9.28	$10.69	$19.45	$20.40
(1)    Represents a non-GAAP financial measure.

Our results for the second quarter of 2024 in comparison to the second quarter of 2023 included:
•A larger decrease in forecasted collection rates
The decrease in forecasted collection rates decreased forecasted net cash flows from our loan portfolio by $189.3 million, or 1.7%, compared to a decrease in forecasted collection rates during the second quarter of 2023 that decreased forecasted net cash flows from our loan portfolio by $89.3 million, or 0.9%. The $189.3 million decrease in forecasted net cash flows for the second quarter of 2024 was comprised of an ordinary decrease in forecasted net cash flows of $42.1 million, or 0.3%, and an adjustment applied to our forecasting methodology, which upon implementation, reduced forecasted net cash flows by $147.2 million, or 1.4%. The $89.3 million decrease in forecasted net cash flows for the second quarter of 2023 was comprised of an ordinary decrease in forecasted net cash flows of $44.8 million, or 0.4%, and an adjustment to our forecasting methodology, which upon implementation, reduced forecasted net cash flows by $44.5 million, or 0.5%.
•A decrease in forecasted profitability for Consumer Loans assigned in 2021 through 2024
Forecasted profitability was lower than our estimates at June 30, 2023, due to a decline in forecasted collection rates since the second quarter of 2023 and slower forecasted net cash flow timing during 2023 and the first six months of 2024, primarily as a result of a decrease in Consumer Loan prepayments, which remain at below-average levels.
•Growth in Consumer Loan assignment volume and the average balance of our loan portfolio
Unit and dollar volumes grew 20.9% and 16.3%, respectively, as compared to the second quarter of 2023. The average balance of our loan portfolio, which is our largest-ever, increased 13.7% and 17.5% on a GAAP and adjusted basis, respectively, as compared to the second quarter of 2023.
•An increase in the initial spread on Consumer Loan assignments
The initial spread increased to 22.0% compared to 21.2% on Consumer Loans assigned in the second quarter of 2023.
•An increase in our average cost of debt
Our average cost of debt increased from 5.3% to 7.2%, primarily a result of higher interest rates on recently-completed or -extended secured financings and recently-issued senior notes and the repayment of older secured financings and senior notes with lower interest rates.
•A decrease in common shares outstanding due to stock repurchases
Since the second quarter of 2023, we have repurchased approximately 822,000 shares, or 6.4% of the shares outstanding as of June 30, 2023.

•Loss on sale of building
We recognized a $23.7 million loss during the second quarter of 2024 related to the sale of one of our two office buildings, which we have excluded from our adjusted results. The building was sold to reduce excess office space and eliminate the associated annual operating costs of approximately $2.1 million.

Our results for the second quarter of 2024 in comparison to the first quarter of 2024 included:
•A larger decrease in forecasted collection rates
The decrease in forecasted collection rates decreased forecasted net cash flows from our loan portfolio by $189.3 million, or 1.7%, compared to a decrease in forecasted collection rates during the first quarter of 2024 that decreased forecasted net cash flows from our loan portfolio by $30.8 million, or 0.3%. The $189.3 million decrease in forecasted net cash flows for the second quarter of 2024 was comprised of an ordinary decrease in forecasted net cash flows of $42.1 million, or 0.3%, and an adjustment applied to our forecasting methodology, which upon implementation, reduced forecasted net cash flows by $147.2 million, or 1.4%.
•A decrease in forecasted profitability for Consumer Loans assigned in 2021 through 2024
Forecasted profitability was lower than our estimates at March 31, 2024, due to the decline in forecasted collection rates during the second quarter of 2024 and the slower forecasted net cash flow timing discussed above.
•Growth in the average balance of our loan portfolio
The average balance of our loan portfolio, which is our largest-ever, increased 5.6% and 6.1% on a GAAP and adjusted basis, respectively, as compared to the first quarter of 2024.
•A decrease in common shares outstanding due to stock repurchases
We repurchased approximately 110,000 shares, or 0.9% of the shares outstanding as of March 31, 2024.
•Loss on sale of building
We recognized a $23.7 million loss during the second quarter of 2024 as described above.

Consumer Loan Metrics

Dealers assign retail installment contracts (referred to as “Consumer Loans”) to Credit Acceptance. At the time a Consumer Loan is submitted to us for assignment, we forecast future expected cash flows from the Consumer Loan. Based on the amount and timing of these forecasts and expected expense levels, an advance or one-time purchase payment is made to the related dealer at a price designed to maximize economic profit, a non-GAAP financial measure that considers our return on capital, our cost of capital, and the amount of capital invested.

We use a statistical model to estimate the expected collection rate for each Consumer Loan at the time of assignment. We continue to evaluate the expected collection rate for each Consumer Loan subsequent to assignment. Our evaluation becomes more accurate as the Consumer Loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each Consumer Loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our aggregated forecast of Consumer Loan collection rates as of June 30, 2024, with the aggregated forecasts as of March 31, 2024, as of December 31, 2023, and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of (1)				Current Forecast Variance from
Consumer Loan Assignment Year	June 30, 2024	March 31, 2024	December 31, 2023	Initial Forecast	March 31, 2024	December 31, 2023	Initial Forecast
2015	65.3%	65.3%	65.2%	67.7%	0.0%	0.1%	-2.4%
2016	63.9%	63.8%	63.8%	65.4%	0.1%	0.1%	-1.5%
2017	64.7%	64.7%	64.7%	64.0%	0.0%	0.0%	0.7%
2018	65.5%	65.5%	65.5%	63.6%	0.0%	0.0%	1.9%
2019	67.1%	67.0%	66.9%	64.0%	0.1%	0.2%	3.1%
2020	67.7%	67.7%	67.6%	63.4%	0.0%	0.1%	4.3%
2021	64.1%	64.3%	64.5%	66.3%	-0.2%	-0.4%	-2.2%
2022	61.1%	62.1%	62.7%	67.5%	-1.0%	-1.6%	-6.4%
2023	64.5%	67.2%	67.4%	67.5%	-2.7%	-2.9%	-3.0%
2024 (2)	66.6%	66.9%	—	67.2%	-0.3%	—	-0.6%

(1)    Represents the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.
(2)    The forecasted collection rate for 2024 Consumer Loans as of June 30, 2024 includes both Consumer Loans that were in our portfolio as of March 31, 2024 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of			Current Forecast Variance from
2024 Consumer Loan Assignment Period	June 30, 2024	March 31, 2024	Initial Forecast	March 31, 2024	Initial Forecast
January 1, 2024 through March 31, 2024	65.9%	66.9%	66.9%	-1.0%	-1.0%
April 1, 2024 through June 30, 2024	67.3%	—	67.6%	—	-0.3%

Consumer Loans assigned in 2018 through 2020 have yielded forecasted collection results significantly better than our initial estimates, while Consumer Loans assigned in 2015, 2016, and 2021 through 2023 have yielded forecasted collection results significantly worse than our initial estimates. For all other assignment years presented, actual results have been close to our initial estimates. For the three months ended June 30, 2024, forecasted collection rates declined for Consumer Loans assigned in 2021 through 2024 and were generally consistent with expectations at the start of the period for all other assignment years presented. For the six months ended June 30, 2024, forecasted collection rates improved for Consumer Loans assigned in 2019, declined for Consumer Loans assigned in 2021 through 2024, and were generally consistent with expectations at the start of the period for all other assignment years presented.

The changes in forecasted collection rates for the three and six months ended June 30, 2024 and 2023 impacted forecasted net cash flows (forecasted collections less forecasted dealer holdback payments) as follows:

(Dollars in millions)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Decrease in Forecasted Net Cash Flows	2024	2023	2024	2023
Dealer loans	$(102.4)	$(41.8)	$(129.4)	$(49.0)
Purchased loans	(86.9)	(47.5)	(90.7)	(30.9)
Total	$(189.3)	$(89.3)	$(220.1)	$(79.9)
% change from forecast at beginning of period	-1.7%	-0.9%	-2.2%	-0.9%

During the second quarter of 2024, we applied an adjustment to our methodology for forecasting the amount of future net cash flows from our loan portfolio, which reduced the forecasted collection rates for Consumer Loans assigned in 2022 through 2024. Consumer Loans assigned in 2022 have continued to underperform our expectations for the past several quarters. More recently, Consumer Loans assigned in 2023 have also begun exhibiting similar trends of underperformance, although not as severe as Consumer Loans assigned in 2022. During the second quarter of 2024, we determined that we had sufficient Consumer Loan performance experience to estimate the magnitude by which we expect Consumer Loans assigned in 2022 through 2024 will likely underperform our historical collection rates on Consumer Loans with similar characteristics. Accordingly, we applied an adjustment to Consumer Loans assigned in 2022 through 2024 to reduce forecasted collection rates to what we believe the ultimate collection rates will be based on these trends. Changes in the amount and timing of forecasted net cash flows are recognized in the period of change as a provision for credit losses. The implementation of this forecast adjustment during the second quarter of 2024 reduced forecasted net cash flows by $147.2 million, or 1.4%, and increased provision for credit losses by $127.5 million.

During the second quarter of 2023, we adjusted our methodology for forecasting the amount and timing of future net cash flows from our loan portfolio through the utilization of more recent Consumer Loan performance and Consumer Loan prepayment data. We had experienced a decrease in Consumer Loan prepayments to below-average levels and as a result, slowed our forecasted net cash flow timing. Historically, Consumer Loan prepayments have been lower in periods with less availability of consumer credit. Changes in the amount and timing of forecasted net cash flows are recognized in the period of change as a provision for credit losses. The implementation of the adjustment to our forecasting methodology during the second quarter of 2023 reduced forecasted net cash flows by $44.5 million, or 0.5%, and increased provision for credit losses by $71.3 million.

We have experienced increased levels of uncertainty associated with our estimate of the amount and timing of future net cash flows from our loan portfolio since the beginning of 2020, with realized collections underperforming our expectations during the early stages of the COVID-19 pandemic, outperforming our expectations following the distribution of federal stimulus payments and enhanced unemployment benefits, and underperforming our expectations during the current economic environment. For the period from January 1, 2020 through June 30, 2024, the cumulative change to our forecast of future net cash flows from our loan portfolio has been a decrease of $206.3 million, or 2.3%, as shown in the following table:

(Dollars in millions)	Increase (Decrease) in Forecasted Net Cash Flows
Three Months Ended	Total Loans	% Change from Forecast at Beginning of Period
March 31, 2020	$(206.5)	-2.3%
June 30, 2020	24.4	0.3%
September 30, 2020	138.5	1.5%
December 31, 2020	(2.7)	0.0%
March 31, 2021	107.4	1.1%
June 30, 2021	104.5	1.1%
September 30, 2021	82.3	0.9%
December 31, 2021	31.9	0.3%
March 31, 2022	110.2	1.2%
June 30, 2022	(43.4)	-0.5%
September 30, 2022	(85.4)	-0.9%
December 31, 2022	(41.1)	-0.5%
March 31, 2023	9.4	0.1%
June 30, 2023	(89.3)	-0.9%
September 30, 2023	(69.4)	-0.7%
December 31, 2023	(57.0)	-0.6%
March 31, 2024	(30.8)	-0.3%
June 30, 2024	(189.3)	-1.7%
Total	$(206.3)	-2.3%

The following table presents information on Consumer Loan assignments for each of the last 10 years:

	Average			Total Assignment Volume
Consumer Loan Assignment Year	Consumer Loan (1)	Advance (2)	Initial Loan Term (in months)	Unit Volume	Dollar Volume (2) (in millions)
2015	$16,354	$7,272	50	298,288	$2,167.0
2016	18,218	7,976	53	330,710	2,635.5
2017	20,230	8,746	55	328,507	2,873.1
2018	22,158	9,635	57	373,329	3,595.8
2019	23,139	10,174	57	369,805	3,772.2
2020	24,262	10,656	59	341,967	3,641.2
2021	25,632	11,790	59	268,730	3,167.8
2022	27,242	12,924	60	280,467	3,625.3
2023	27,025	12,475	61	332,499	4,147.8
2024 (3)(4)	26,554	12,033	61	211,545	2,545.5

(1)Represents the repayments that we were contractually owed on Consumer Loans at the time of assignment, which include both principal and interest.
(2)Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program. Payments of dealer holdback and accelerated dealer holdback are not included.
(3)Represents activity for the six months ended June 30, 2024. Information in this table for each of the years prior to 2024 represents activity for all 12 months of that year.
(4)The averages for 2024 Consumer Loans include both Consumer Loans that were in our portfolio as of March 31, 2024 and Consumer Loans assigned during the most recent quarter. The following table provides averages for each of these segments:

	Average
2024 Consumer Loan Assignment Period	Consumer Loan	Advance	Initial Loan Term (in months)
January 1, 2024 through March 31, 2024	$26,318	$11,813	61
April 1, 2024 through June 30, 2024	26,816	12,278	61

The profitability of our loans is primarily driven by the amount and timing of the net cash flows we receive from the spread between the forecasted collection rate and the advance rate, less operating expenses and the cost of capital. Forecasting collection rates accurately at loan inception is difficult. With this in mind, we establish advance rates that are intended to allow us to achieve acceptable levels of profitability across our portfolio, even if collection rates are less than we initially forecast.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of June 30, 2024, as well as forecasted collection rates and spreads at the time of assignment. All amounts, unless otherwise noted, are presented as a percentage of the initial balance of the Consumer Loan (principal + interest). The table includes both dealer loans and purchased loans.

	Forecasted Collection % as of			Spread % as of
Consumer Loan Assignment Year	June 30, 2024	Initial Forecast	Advance % (1)	June 30, 2024	Initial Forecast	% of Forecast Realized (2)
2015	65.3%	67.7%	44.5%	20.8%	23.2%	99.6%
2016	63.9%	65.4%	43.8%	20.1%	21.6%	99.3%
2017	64.7%	64.0%	43.2%	21.5%	20.8%	99.0%
2018	65.5%	63.6%	43.5%	22.0%	20.1%	98.0%
2019	67.1%	64.0%	44.0%	23.1%	20.0%	95.1%
2020	67.7%	63.4%	43.9%	23.8%	19.5%	88.7%
2021	64.1%	66.3%	46.0%	18.1%	20.3%	77.2%
2022	61.1%	67.5%	47.4%	13.7%	20.1%	56.0%
2023	64.5%	67.5%	46.2%	18.3%	21.3%	30.0%
2024 (3)	66.6%	67.2%	45.2%	21.4%	22.0%	6.6%
(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
(2)    Presented as a percentage of total forecasted collections.
(3)    The forecasted collection rate, advance rate and spread for 2024 Consumer Loans as of June 30, 2024 include both Consumer Loans that were in our portfolio as of March 31, 2024 and Consumer Loans assigned during the most recent quarter. The following table provides forecasted collection rates, advance rates, and spreads for each of these segments:

	Forecasted Collection % as of			Spread % as of
2024 Consumer Loan Assignment Period	June 30, 2024	Initial Forecast	Advance %	June 30, 2024	Initial Forecast
January 1, 2024 through March 31, 2024	65.9%	66.9%	44.9%	21.0%	22.0%
April 1, 2024 through June 30, 2024	67.3%	67.6%	45.6%	21.7%	22.0%

The risk of a material change in our forecasted collection rate declines as the Consumer Loans age. For 2019 and prior Consumer Loan assignments, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rates for more recent Consumer Loan assignments are less certain as a significant portion of our forecast has not been realized.

The spread between the forecasted collection rate as of June 30, 2024 and the advance rate ranges from 13.7% to 23.8%, on an annual basis, for Consumer Loans assigned over the last 10 years. The spreads with respect to 2019 and 2020 Consumer Loans have been positively impacted by Consumer Loan performance, which has exceeded our initial estimates by a greater margin than the other years presented. The spread with respect to 2022 Consumer Loans has been negatively impacted by Consumer Loan performance, which has been lower than our initial estimates by a greater margin than the other years presented. The higher spread for 2024 Consumer Loans relative to 2023 Consumer Loans as of June 30, 2024 was primarily a result of Consumer Loan performance, as the performance of 2023 Consumer Loans has been lower than our initial estimates by a greater margin than 2024 Consumer Loans. Additionally, 2024 Consumer Loans had a higher initial spread, which was due to a decrease in the advance rate, partially offset by a lower initial forecast.

The following table compares our forecast of aggregate Consumer Loan collection rates as of June 30, 2024 with the forecasts at the time of assignment, for dealer loans and purchased loans separately:

	Dealer Loans			Purchased Loans
	Forecasted Collection Percentage as of (1)			Forecasted Collection Percentage as of (1)
Consumer Loan Assignment Year	June 30, 2024	Initial Forecast	Variance	June 30, 2024	Initial Forecast	Variance
2015	64.6%	67.5%	-2.9%	69.0%	68.5%	0.5%
2016	63.1%	65.1%	-2.0%	66.1%	66.5%	-0.4%
2017	64.1%	63.8%	0.3%	66.3%	64.6%	1.7%
2018	65.0%	63.6%	1.4%	66.8%	63.5%	3.3%
2019	66.8%	63.9%	2.9%	67.8%	64.2%	3.6%
2020	67.5%	63.3%	4.2%	67.9%	63.6%	4.3%
2021	63.8%	66.3%	-2.5%	64.7%	66.3%	-1.6%
2022	60.4%	67.3%	-6.9%	62.9%	68.0%	-5.1%
2023	63.3%	66.8%	-3.5%	67.7%	69.4%	-1.7%
2024	65.6%	66.3%	-0.7%	70.1%	70.5%	-0.4%

(1)    The forecasted collection rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment. The forecasted collection rates represent the total forecasted collections we expect to collect on the Consumer Loans as a percentage of the repayments that we were contractually owed on the Consumer Loans at the time of assignment. Contractual repayments include both principal and interest. Forecasted collection rates are negatively impacted by canceled Consumer Loans as the contractual amount owed is not removed from the denominator for purposes of computing forecasted collection rates.

The following table presents aggregate forecasted Consumer Loan collection rates, advance rates, and spreads (the forecasted collection rate less the advance rate) as of June 30, 2024 for dealer loans and purchased loans separately.  All amounts are presented as a percentage of the initial balance of the Consumer Loan (principal + interest).

	Dealer Loans			Purchased Loans
Consumer Loan Assignment Year	Forecasted Collection % (1)	Advance % (1)(2)	Spread %	Forecasted Collection % (1)	Advance % (1)(2)	Spread %
2015	64.6%	43.4%	21.2%	69.0%	50.2%	18.8%
2016	63.1%	42.1%	21.0%	66.1%	48.6%	17.5%
2017	64.1%	42.1%	22.0%	66.3%	45.8%	20.5%
2018	65.0%	42.7%	22.3%	66.8%	45.2%	21.6%
2019	66.8%	43.1%	23.7%	67.8%	45.6%	22.2%
2020	67.5%	43.0%	24.5%	67.9%	45.5%	22.4%
2021	63.8%	45.1%	18.7%	64.7%	47.7%	17.0%
2022	60.4%	46.4%	14.0%	62.9%	50.1%	12.8%
2023	63.3%	44.8%	18.5%	67.7%	49.8%	17.9%
2024	65.6%	44.3%	21.3%	70.1%	48.8%	21.3%

(1)    The forecasted collection rates and advance rates presented for dealer loans and purchased loans reflect the Consumer Loan classification at the time of assignment.
(2)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program as a percentage of the initial balance of the Consumer Loans.  Payments of dealer holdback and accelerated dealer holdback are not included.
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require us to pay dealer holdback.

The spread as of June 30, 2024 on 2024 dealer loans was 21.3%, as compared to a spread of 18.5% on 2023 dealer loans. The increase was due to Consumer Loan performance, as the performance of 2023 dealer loans has been lower than our initial estimates by a greater margin than 2024 dealer loans.

The spread as of June 30, 2024 on 2024 purchased loans was 21.3%, as compared to a spread of 17.9% on 2023 purchased loans. The increase was primarily a result of a higher initial spread on 2024 purchased loans, due to a higher initial forecast and lower advance rate. Additionally, the performance of 2023 purchased loans has been lower than our initial estimates by a greater margin than 2024 purchased loans.

Consumer Loan Volume
The following table summarizes changes in Consumer Loan assignment volume in each of the last six quarters as compared to the same period in the previous year:

	Year over Year Percent Change
Three Months Ended	Unit Volume	Dollar Volume (1)
March 31, 2023	22.8%	18.6%
June 30, 2023	12.8%	8.3%
September 30, 2023	13.0%	10.5%
December 31, 2023	26.7%	21.3%
March 31, 2024	24.1%	20.2%
June 30, 2024	20.9%	16.3%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

Consumer Loan assignment volumes depend on a number of factors including (1) the overall demand for our financing programs, (2) the amount of capital available to fund new loans, and (3) our assessment of the volume that our infrastructure can support. Our pricing strategy is intended to maximize the amount of economic profit we generate, within the confines of capital and infrastructure constraints.

Unit and dollar volumes grew 20.9% and 16.3%, respectively, during the second quarter of 2024 as the number of active dealers grew 8.9% and the average unit volume per active dealer increased 10.7%. Dollar volume increased less than unit volume during the second quarter of 2024 due to a decrease in the average advance paid, due to decreases in the average advance rate and the average size of Consumer Loans assigned. Unit volume for the 28-day period ended July 28, 2024 grew 27.7% compared to the same period in 2023.

The following table summarizes the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Consumer Loan unit volume	100,057	82,727	20.9%	211,545	172,548	22.6%
Active dealers (1)	10,736	9,860	8.9%	12,875	11,618	10.8%
Average volume per active dealer	9.3	8.4	10.7%	16.4	14.9	10.1%

Consumer Loan unit volume from dealers active both periods	77,123	68,912	11.9%	172,856	151,358	14.2%
Dealers active both periods	6,662	6,662	—	8,381	8,381	—
Average volume per dealer active both periods	11.6	10.3	11.9%	20.6	18.1	14.2%

Consumer loan unit volume from dealers not active both periods	22,934	13,815	66.0%	38,689	21,190	82.6%
Dealers not active both periods	4,074	3,198	27.4%	4,494	3,237	38.8%
Average volume per dealer not active both periods	5.6	4.3	30.2%	8.6	6.5	32.3%
(1)    Active dealers are dealers who have received funding for at least one Consumer Loan during the period.

The following table provides additional information on the changes in Consumer Loan unit volume and active dealers:

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Consumer Loan unit volume from new active dealers	3,820	3,377	13.1%	15,483	14,812	4.5%
New active dealers (1)	1,080	954	13.2%	2,390	2,112	13.2%
Average volume per new active dealer	3.5	3.5	0.0%	6.5	7.0	-7.1%

Attrition (2)	-16.7%	-16.0%		-12.3%	-10.9%

(1)    New active dealers are dealers who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.
(2)    Attrition is measured according to the following formula:  decrease in Consumer Loan unit volume from dealers who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period Consumer Loan unit volume.
The following table shows the percentage of Consumer Loans assigned to us as dealer loans and purchased loans for each of the last six quarters:

	Unit Volume		Dollar Volume (1)
Three Months Ended	Dealer Loans	Purchased Loans	Dealer Loans	Purchased Loans
March 31, 2023	72.1%	27.9%	68.1%	31.9%
June 30, 2023	72.4%	27.6%	68.6%	31.4%
September 30, 2023	74.8%	25.2%	71.7%	28.3%
December 31, 2023	77.2%	22.8%	75.0%	25.0%
March 31, 2024	78.2%	21.8%	76.6%	23.4%
June 30, 2024	78.5%	21.5%	77.3%	22.7%

(1)    Represents advances paid to dealers on Consumer Loans assigned under our portfolio program and one-time payments made to dealers to purchase Consumer Loans assigned under our purchase program.  Payments of dealer holdback and accelerated dealer holdback are not included.

As of June 30, 2024 and December 31, 2023, the net dealer loans receivable balance was 70.5% and 67.7%, respectively, of the total net loans receivable balance.

Financial Results

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
GAAP average debt	$5,818.2	$4,730.3	23.0%	$5,562.5	$4,662.5	19.3%
GAAP average shareholders' equity	1,623.5	1,752.6	-7.4%	1,651.0	1,712.9	-3.6%
Average capital	$7,441.7	$6,482.9	14.8%	$7,213.5	$6,375.4	13.1%
GAAP net income (loss)	$(47.1)	$22.2	-312.2%	$17.2	$121.7	-85.9%
Diluted weighted average shares outstanding	12,282,174	13,099,961	-6.2%	12,533,246	13,085,988	-4.2%
GAAP net income (loss) per diluted share	$(3.83)	$1.69	-326.6%	$1.37	$9.30	-85.3%

The decrease in GAAP net income for the three months ended June 30, 2024, as compared to the same period in 2023, was primarily a result of the following:
•An increase in provision for credit losses of 28.0% ($70.1 million), primarily due to an increase in provision for credit losses on forecast changes of $69.0 million, due to a greater decline in Consumer Loan performance and slower net cash flow timing during the second quarter of 2024 compared to the second quarter of 2023. During the second quarter of 2024, we decreased our estimate of future net cash flows by $189.3 million, or 1.7%, to reflect a decline in forecasted collection rates during the period, and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments, which remain at below-average levels. Historically, Consumer Loan prepayments have been lower in periods with less availability of consumer credit. The $189.3 million decrease in forecasted net cash flows for the second quarter of 2024 was comprised of an ordinary decrease in forecasted net cash flows of $42.1 million, or 0.3%, and an adjustment applied to our forecasting methodology, which upon implementation, reduced forecasted net cash flows by $147.2 million, or 1.4%, and increased our provision for credit losses by $127.5 million. During the second quarter of 2023, we decreased our estimate of future net cash flows by $89.3 million, or 0.9%, to reflect a decline in forecasted collection rates during the period and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments to below-average levels. The $89.3 million decrease in forecasted net cash flows for the second quarter of 2023 was comprised of an ordinary decrease in forecasted net cash flows of $44.8 million, or 0.4%, and an adjustment to our forecasting methodology, which upon implementation, decreased our estimate of future net cash flows by $44.5 million, or 0.5%, and increased our provision for credit losses by $71.3 million. The following table summarizes each component of provision for credit losses:

(In millions)	For the Three Months Ended June 30,
Provision for Credit Losses	2024	2023	Change
Forecast changes	$237.8	$168.8	$69.0
New Consumer Loan assignments	82.8	81.7	1.1
Total	$320.6	$250.5	$70.1

•An increase in interest expense of 66.4% ($41.7 million), due to:
•An increase in our average cost of debt, which increased interest expense by $27.3 million. The increase in our cost of debt was primarily a result of higher interest rates on recently-completed or -extended secured financings and recently-issued senior notes and the repayment of older secured financings and senior notes with lower interest rates.
•An increase in our average outstanding debt balance, which increased interest expense by $14.4 million. The increase in our average outstanding debt balance was primarily due to borrowings used to fund the growth of our Loan portfolio and stock repurchases.
•A loss on sale of building of $23.7 million related to the sale of one of our two office buildings. The building was sold to reduce excess office space and eliminate the associated annual operating costs of approximately $2.1 million.
•An increase in operating expenses of 6.3% ($7.4 million), primarily due to:
•An increase in salaries and wages expense of 8.0% ($5.6 million), primarily due to an increase in the number of team members as we are investing in our business with the goal of increasing the speed at which we enhance our product for dealers and consumers.
•An increase in general and administrative expenses of 13.2% ($2.7 million), primarily due to an increase in technology systems expenses.
•A decrease in provision for income taxes of 243.9% ($13.9 million), primarily due to a decrease in pre-tax income.
•An increase in finance charges of 12.9% ($56.7 million), primarily due to an increase in the average balance of our loan portfolio.

The decrease in GAAP net income for the six months ended June 30, 2024, as compared to the same period in 2023, was primarily a result of the following:
•An increase in provision for credit losses of 30.6% ($118.7 million), primarily due to an increase in provision for credit losses on forecast changes of $111.9 million, due to a greater decline in Consumer Loan performance and slower net cash flow timing during the first six months of 2024 compared to the first six months of 2023. During the first six months of 2024, we decreased our estimate of future net cash flows by $220.1 million, or 2.2%, to reflect a decline in forecasted collection rates during the period, and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments, which remain at below-average levels. Historically, Consumer Loan prepayments have been lower in periods with less availability of consumer credit. The $220.1 million decrease in forecasted net cash flows for the first six months of 2024 was comprised of an ordinary decrease in forecasted net cash flows of $72.9 million, or 0.8%, and an adjustment applied to our forecasting methodology, which upon implementation, reduced forecasted net cash flows by $147.2 million, or 1.4%, and increased our provision for credit losses by $127.5 million. During the first six months of 2023, we decreased our estimate of future net cash flows by $79.9 million, or 0.9%, to reflect a decline in forecasted collection rates during the period and slowed our forecasted net cash flow timing to reflect a decrease in Consumer Loan prepayments. The $79.9 million decrease in forecasted net cash flows for the first six months of 2023 was comprised of an ordinary decrease in forecasted net cash flows of $35.4 million, or 0.4%, and an adjustment to our forecasting methodology, which upon implementation, decreased our estimate of future net cash flows by $44.5 million, or 0.5%, and increased our provision for credit losses by $71.3 million. The following table summarizes each component of provision for credit losses:

(In millions)	For the Six Months Ended June 30,
Provision for Credit Losses	2024	2023	Change
Forecast changes	$325.0	$213.1	$111.9
New Consumer Loan assignments	181.6	174.8	6.8
Total	$506.6	$387.9	$118.7

•An increase in interest expense of 68.1% ($79.8 million), due to:
•An increase in our average cost of debt, which increased interest expense by $57.2 million. The increase in our cost of debt was primarily a result of higher interest rates on recently-completed or -extended secured financings and recently-issued senior notes and the repayment of older secured financings and senior notes with lower interest rates.
•An increase in our average outstanding debt balance, which increased interest expense by $22.6 million. The increase in our average outstanding debt balance was primarily due to borrowings used to fund the growth of our Loan portfolio and stock repurchases.
•A loss on sale of building of $23.7 million related to the sale of one of our two office buildings. The building was sold to reduce excess office space and eliminate the associated annual operating costs of approximately $2.1 million.
•An increase in operating expenses of 6.9% ($16.2 million), primarily due to:
•An increase in general and administrative expenses of 21.8% ($8.4 million), primarily due to increases in legal and technology systems expenses.
•An increase in salaries and wages expense of 4.7% ($6.9 million), primarily due to an increase in the number of team members as we are investing in our business with the goal of increasing the speed at which we enhance our product for dealers and consumers.
•A decrease in provision for income taxes of 57.9% ($19.1 million), primarily due to a decrease in pre-tax income.
•An increase in finance charges of 12.2% ($104.8 million), primarily due to an increase in the average balance of our loan portfolio.

Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine certain incentive compensation. We also use economic profit as a framework to evaluate business decisions and strategies, with the objective to maximize economic profit over the long term. In addition, certain debt facilities utilize adjusted financial information for the determination of loan collateral values and to measure financial covenants. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Senior Notes Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted interest expense (after-tax), adjusted net income plus adjusted interest expense (after-tax), adjusted return on capital, adjusted revenue, operating expenses, adjusted loans receivable, economic profit, and economic profit per diluted share are non-GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

Adjusted financial results for the three and six months ended June 30, 2024, compared to the same periods in 2023, include the following:

(Dollars in millions, except per share data)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2024	2023	% Change	2024	2023	% Change
Adjusted average capital	$8,033.3	$6,829.1	17.6%	$7,770.5	$6,690.5	16.1%
Adjusted net income	$126.4	$140.0	-9.7%	$243.8	$267.0	-8.7%
Adjusted interest expense (after-tax)	$80.5	$48.9	64.6%	$151.7	$91.3	66.2%
Adjusted net income plus adjusted interest expense (after-tax)	$206.9	$188.9	9.5%	$395.5	$358.3	10.4%
Adjusted return on capital	10.3%	11.1%	-7.2%	10.2%	10.7%	-4.7%
Cost of capital	7.5%	6.7%	11.9%	7.4%	6.7%	10.4%
Economic profit	$56.2	$74.1	-24.2%	$107.6	$135.5	-20.6%
Diluted weighted average shares outstanding	12,282,174	13,099,961	-6.2%	12,533,246	13,085,988	-4.2%
Adjusted net income per diluted share	$10.29	$10.69	-3.7%	$19.45	$20.40	-4.7%
Economic profit per diluted share	$4.58	$5.66	-19.1%	$8.59	$10.35	-17.0%

Economic profit decreased 24.2% and 20.6% for the three and six months ended June 30, 2024, as compared to the same periods in 2023. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the changes in economic profit for the three and six months ended June 30, 2024, as compared to the same periods in 2023:

(In millions)	Year over Year Change in Economic Profit
	For the Three Months Ended June 30, 2024	For the Six Months Ended June 30, 2024
Increase in cost of capital	$(15.7)	$(29.2)
Decrease in adjusted return on capital	(15.3)	(20.8)
Increase in adjusted average capital	13.1	22.1
Decrease in economic profit	$(17.9)	$(27.9)

The decrease in economic profit for the three months ended June 30, 2024, as compared to the same period in 2023, was primarily a result of the following:
•An increase in our cost of capital, primarily due to an increase in our cost of debt, primarily a result of higher interest rates on recently-completed or -extended secured financings and recently-issued senior notes and the repayment of older secured financings and senior notes with lower interest rates.
•A decrease in our adjusted return on capital of 80 basis points, primarily due to:
•A decrease in the yield used to recognize adjusted finance charges on our loan portfolio decreased our adjusted return on capital by 130 basis points, primarily due to a decline in forecasted collection rates since the first quarter of 2023, and slower forecasted net cash flow timing since the first quarter of 2023, primarily as a result of a decrease in Consumer Loan prepayments, which remain at below-average levels.
•Slower growth in operating expenses increased our adjusted return on capital by 50 basis points as operating expenses grew by 6.3% while adjusted average capital grew by 17.6%.
•An increase in adjusted average capital of 17.6%, primarily due to an increase in the average balance of our loan portfolio.

The decrease in economic profit for the six months ended June 30, 2024, as compared to the same period in 2023, was primarily a result of the following:
•An increase in our cost of capital, primarily due to an increase in our cost of debt, primarily a result of higher interest rates on recently-completed or -extended secured financings and recently-issued senior notes and the repayment of older secured financings and senior notes with lower interest rates.
•A decrease in our adjusted return on capital of 50 basis points, primarily due to:
•A decrease in the yield used to recognize adjusted finance charges on our loan portfolio decreased our adjusted return on capital by 110 basis points, primarily due to a decline in forecasted collection rates since the first quarter of 2023, and slower forecasted net cash flow timing since the first quarter of 2023, primarily as a result of a decrease in Consumer Loan prepayments, which remain at below-average levels.
•Slower growth in operating expenses increased our adjusted return on capital by 40 basis points as operating expenses grew by 6.9% while adjusted average capital grew by 16.1%.
•An increase in adjusted average capital of 16.1%, primarily due to an increase in the average balance of our loan portfolio.

The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital, the adjusted return on capital, and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same period in the prior year:

	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022
Adjusted revenue as a percentage of adjusted average capital (1)	19.6%	19.8%	20.2%	20.7%	21.2%	20.6%	22.0%	23.4%
Operating expenses as a percentage of adjusted average capital (1)	6.2%	6.7%	6.3%	6.3%	6.9%	7.2%	6.4%	6.4%
Adjusted return on capital (1)	10.3%	10.1%	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%
Percentage change in adjusted average capital compared to the same period in the prior year	17.6%	14.6%	11.5%	8.8%	6.2%	1.0%	-2.4%	-8.2%

(1)    Annualized.

The increase in adjusted return on capital for the three months ended June 30, 2024, as compared to the three months ended March 31, 2024, was primarily due to a decline in operating expenses, as operating expenses decreased 1.3% while adjusted average capital grew 7.0%. The decline in Consumer Loan performance in the second quarter of 2024 did not have a significant impact on our adjusted return on capital for the three months ended June 30, 2024 relative to the three months ended March 31, 2024, but will have a negative impact on our adjusted return on capital in future periods as changes in the amount and timing of forecasted net cash flows are recognized prospectively over the remaining forecast period of the loans through finance charges.

The following tables provide a reconciliation of non-GAAP measures to GAAP measures.  Certain amounts do not recalculate due to rounding.

(Dollars in millions, except per share data)	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022
Adjusted net income
GAAP net income (loss)	$(47.1)	$64.3	$93.6	$70.8	$22.2	$99.5	$127.3	$86.8
Floating yield adjustment (after-tax)	(96.1)	(92.4)	(83.9)	(76.4)	(73.9)	(75.9)	(69.3)	(53.7)
GAAP provision for credit losses (after-tax)	246.9	143.2	126.1	142.1	192.9	105.8	100.4	138.7
Loss on sale of building (1)	18.3	—	—	—	—	—	—	—
Senior notes adjustment (after-tax)	—	—	(2.6)	(0.5)	(0.6)	(0.5)	(0.5)	(0.5)
Income tax adjustment (2)	4.4	2.3	(4.1)	3.5	(0.6)	(1.9)	(1.8)	7.2
Adjusted net income	$126.4	$117.4	$129.1	$139.5	$140.0	$127.0	$156.1	$178.5

Adjusted net income per diluted share (3)	$10.29	$9.28	$10.06	$10.70	$10.69	$9.71	$11.74	$13.36
Diluted weighted average shares outstanding	12,282,174	12,646,529	12,837,181	13,039,638	13,099,961	13,073,316	13,294,506	13,364,160

Adjusted revenue
GAAP total revenue	$538.2	$508.0	$491.6	$478.6	$477.9	$453.8	$459.0	$460.3
Floating yield adjustment	(124.8)	(120.0)	(108.9)	(99.3)	(96.1)	(98.4)	(90.0)	(69.8)
GAAP provision for claims	(20.3)	(17.0)	(16.6)	(16.5)	(19.7)	(17.9)	(12.4)	(12.9)
Adjusted revenue	$393.1	$371.0	$366.1	$362.8	$362.1	$337.5	$356.6	$377.6

Adjusted average capital
GAAP average debt	$5,818.2	$5,306.8	$4,986.3	$4,831.4	$4,730.3	$4,594.7	$4,591.1	$4,705.9
Deferred debt issuance adjustment	—	—	20.9	24.5	24.0	21.2	21.3	22.6
Senior notes debt adjustment	—	—	2.8	3.4	3.4	3.4	3.4	3.4
Adjusted average debt	5,818.2	5,306.8	5,010.0	4,859.3	4,757.7	4,619.3	4,615.8	4,731.9
GAAP average shareholders' equity	1,623.5	1,678.5	1,734.3	1,731.3	1,752.6	1,673.3	1,635.2	1,547.8
Senior notes equity adjustment	—	—	2.0	2.9	3.4	4.0	4.5	5.0
Income tax adjustment (4)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)	(118.5)
Floating yield adjustment	710.1	641.0	606.5	548.9	433.9	373.7	353.2	290.5
Adjusted average equity	2,215.1	2,201.0	2,224.3	2,164.6	2,071.4	1,932.5	1,874.4	1,724.8
Adjusted average capital	$8,033.3	$7,507.8	$7,234.3	$7,023.9	$6,829.1	$6,551.8	$6,490.2	$6,456.7

Adjusted revenue as a percentage of adjusted average capital (5)	19.6%	19.8%	20.2%	20.7%	21.2%	20.6%	22.0%	23.4%

Adjusted loans receivable
GAAP loans receivable, net	$7,547.7	$7,345.6	$6,955.3	$6,780.5	$6,610.3	$6,500.3	$6,297.7	$6,311.6
Floating yield adjustment	1,065.6	869.7	803.8	748.9	663.7	509.2	470.2	429.9
Adjusted loans receivable	$8,613.3	$8,215.3	$7,759.1	$7,529.4	$7,274.0	$7,009.5	$6,767.9	$6,741.5

Adjusted interest expense (after-tax)
GAAP interest expense	$104.5	$92.5	$78.8	$70.5	$62.8	$54.4	$49.4	$41.8
Senior notes adjustment	—	—	3.5	0.7	0.7	0.7	0.7	0.7
Adjusted interest expense (pre-tax)	104.5	92.5	82.3	71.2	63.5	55.1	50.1	42.5
Adjustment to record tax effect (2)	(24.0)	(21.3)	(18.9)	(16.4)	(14.6)	(12.7)	(11.5)	(9.8)
Adjusted interest expense (after-tax)	$80.5	$71.2	$63.4	$54.8	$48.9	$42.4	$38.6	$32.7

(1)    The sale of one of our two office buildings in June 2024 resulted in a loss on the sale of the asset. As this transaction is both unusual and infrequent in nature, we applied this adjustment to remove the impact of the loss on sale of building from our adjusted net income.
(2)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(3)    Net income per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income per diluted share information may not equal year-to-date net income per diluted share.
(4)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(5)    Annualized.

(Dollars in millions)	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022
Adjusted return on capital (1)
Adjusted net income	$126.4	$117.4	$129.1	$139.5	$140.0	$127.0	$156.1	$178.5
Adjusted interest expense (after-tax)	80.5	71.2	63.4	54.8	48.9	42.4	38.6	32.7
Adjusted net income plus adjusted interest expense (after-tax)	$206.9	$188.6	$192.5	$194.3	$188.9	$169.4	$194.7	$211.2

Reconciliation of GAAP return on equity to adjusted return on capital (4)
GAAP return on equity (2)	-11.6%	15.3%	21.6%	16.4%	5.1%	23.8%	31.1%	22.4%
Non-GAAP adjustments	21.9%	-5.2%	-11.0%	-5.3%	6.0%	-13.5%	-19.1%	-9.3%
Adjusted return on capital (1)	10.3%	10.1%	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%

Economic profit
Adjusted return on capital	10.3%	10.1%	10.6%	11.1%	11.1%	10.3%	12.0%	13.1%
Cost of capital (3) (4)	7.5%	7.3%	7.6%	7.1%	6.7%	6.6%	6.6%	5.8%
Adjusted return on capital in excess of cost of capital	2.8%	2.8%	3.0%	4.0%	4.4%	3.7%	5.4%	7.3%
Adjusted average capital	$8,033.3	$7,507.8	$7,234.3	$7,023.9	$6,829.1	$6,551.8	$6,490.2	$6,456.7
Economic profit	$56.2	$51.4	$55.9	$69.1	$74.1	$61.4	$88.1	$116.9

Reconciliation of GAAP net income (loss) to economic profit
GAAP net income (loss)	$(47.1)	$64.3	$93.6	$70.8	$22.2	$99.5	$127.3	$86.8
Non-GAAP adjustments	173.5	53.1	35.5	68.7	117.8	27.5	28.8	91.7
Adjusted net income	126.4	117.4	129.1	139.5	140.0	127.0	156.1	178.5
Adjusted interest expense (after-tax)	80.5	71.2	63.4	54.8	48.9	42.4	38.6	32.7
Adjusted net income plus adjusted interest expense (after-tax)	206.9	188.6	192.5	194.3	188.9	169.4	194.7	211.2
Less: cost of capital	150.7	137.2	136.6	125.2	114.8	108.0	106.6	94.3
Economic profit	$56.2	$51.4	$55.9	$69.1	$74.1	$61.4	$88.1	$116.9

Economic profit per diluted share (5)	$4.58	$4.06	$4.35	$5.30	$5.66	$4.70	$6.63	$8.75

Operating expenses as a percentage of adjusted average capital (4)	6.2%	6.7%	6.3%	6.3%	6.9%	7.2%	6.4%	6.4%

Percentage change in adjusted average capital compared to the same period in the prior year	17.6%	14.6%	11.5%	8.8%	6.2%	1.0%	-2.4%	-8.2%

(1)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense (after-tax) divided by adjusted average capital.
(2)    Calculated by dividing GAAP net income (loss) by GAAP average shareholders' equity.
(3)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 – tax rate) x (the average 30-year Treasury rate + 5% – pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Three Months Ended
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022
Average 30-year Treasury rate	4.6%	4.3%	4.7%	4.2%	3.8%	3.8%	4.0%	3.3%
Adjusted pre-tax average cost of debt (4)	7.2%	7.0%	6.3%	5.9%	5.3%	4.8%	4.3%	3.6%

(4)    Annualized.
(5)    Economic profit per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly economic profit per diluted share information may not equal year-to-date economic profit per diluted share.

(In millions, except share and per share data)	For the Six Months Ended June 30,
	2024	2023
Adjusted net income
GAAP net income	$17.2	$121.7
Floating yield adjustment (after-tax)	(188.5)	(149.8)
GAAP provision for credit losses (after-tax)	390.1	298.7
Loss on sale of building (1)	18.3	—
Senior notes adjustment (after-tax)	—	(1.1)
Income tax adjustment (2)	6.7	(2.5)
Adjusted net income	$243.8	$267.0

Adjusted net income per diluted share	$19.45	$20.40
Diluted weighted average shares outstanding	12,533,246	13,085,988

Adjusted average capital
GAAP average debt	$5,562.5	$4,662.5
Deferred debt issuance adjustment	—	22.7
Senior notes debt adjustment	—	3.4
Adjusted average debt	5,562.5	4,688.6
GAAP average shareholders' equity	1,651.0	1,712.9
Senior notes equity adjustment	—	3.7
Income tax adjustment (3)	(118.5)	(118.5)
Floating yield adjustment	675.5	403.8
Adjusted average equity	2,208.0	2,001.9
Adjusted average capital	$7,770.5	$6,690.5

Adjusted interest expense (after-tax)
GAAP interest expense	$197.0	$117.2
Senior notes adjustment	—	1.4
Adjusted interest expense (pre-tax)	197.0	118.6
Adjustment to record tax effect (2)	(45.3)	(27.3)
Adjusted interest expense (after-tax)	$151.7	$91.3

Adjusted return on capital (5)
Adjusted net income	$243.8	$267.0
Adjusted interest expense (after-tax)	151.7	91.3
Adjusted net income plus adjusted interest expense (after-tax)	$395.5	$358.3

Reconciliation of GAAP return on equity to adjusted return on capital (7)
GAAP return on equity (4)	2.1%	14.2%
Non-GAAP adjustments	8.1%	-3.5%
Adjusted return on capital (5)	10.2%	10.7%

Economic profit
Adjusted return on capital	10.2%	10.7%
Cost of capital (6) (7)	7.4%	6.7%
Adjusted return on capital in excess of cost of capital	2.8%	4.0%
Adjusted average capital	$7,770.5	$6,690.5
Economic profit	$107.6	$135.5

Reconciliation of GAAP net income to economic profit
GAAP net income	$17.2	$121.7
Non-GAAP adjustments	226.6	145.3
Adjusted net income	243.8	267.0
Adjusted interest expense (after-tax)	151.7	91.3
Adjusted net income plus adjusted interest expense (after-tax)	395.5	358.3
Less: cost of capital	287.9	222.8
Economic profit	$107.6	$135.5

Economic profit per diluted share (8)	$8.59	$10.35

(1)    The sale of one of our two office buildings in June 2024 resulted in a loss on the sale of the asset. As this transaction is both unusual and infrequent in nature, we applied this adjustment to remove the impact of the loss on sale of building from our adjusted net income.
(2)    Adjustment to record taxes at our estimated long-term effective income tax rate of 23%.
(3)    The enactment of the Tax Cuts and Jobs Act in December 2017 resulted in the reversal of $118.5 million of provision for income taxes to reflect the new federal statutory income tax rate. This adjustment removes the impact of this reversal from adjusted average capital. We believe the income tax adjustment provides a more accurate reflection of the performance of our business as we are recognizing provision for income taxes at the applicable long-term effective tax rate for the period.
(4)    Calculated by dividing GAAP net income by GAAP average shareholders' equity.
(5)    Adjusted return on capital is defined as adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.
(6)    The cost of capital includes both a cost of equity and a cost of debt.  The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt.  The formula utilized for determining the cost of equity capital is as follows: (the average 30-year Treasury rate + 5%) + [(1 - tax rate) x (the average 30-year Treasury rate + 5% - pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)].  For the periods presented, the average 30-year Treasury rate and the adjusted pre-tax average cost of debt were as follows:

	For the Six Months Ended June 30,
	2024	2023
Average 30-year Treasury rate	4.4%	3.8%
Adjusted pre-tax average cost of debt (7)	7.1%	5.1%

(7)    Annualized
(8)    Economic profit per diluted share is computed independently for each of the quarters presented. Therefore, the sum of quarterly economic profit per diluted share information may not equal year-to-date economic profit per diluted share.

Floating Yield Adjustment
The net loan income (finance charge revenue less provision for credit losses expense) that we recognize over the life of a loan equals the cash we collect from the underlying Consumer Loan less the cash we pay to the dealer. We believe the economics of our business are best exhibited by recognizing loan revenue on a level-yield basis over the life of the loan based on expected future net cash flows. The purpose of this non-GAAP adjustment is to provide insight into our business by showing this level yield measure of income. Under GAAP, contractual amounts due in excess of the loan receivable balance at the time of assignment will be reflected as interest income, while contractual amounts due that are not expected to be collected are reflected in the provision for credit losses. Our non-GAAP floating yield adjustment recognizes the net effects of contractual interest income and expected credit losses in a single measure of finance charge revenue, consistent with how we manage our business. The floating yield adjustment recognizes revenue on a level-yield basis based upon expected future net cash flows, with any changes in expected future net cash flows, which are recognized immediately under GAAP as provision for credit losses, recognized over the remaining forecast period (up to 120 months after the origination date of the underlying Consumer Loans) for each individual dealer loan and purchased loan. The floating yield adjustment does not accelerate revenue recognition. Rather, it reduces revenue by taking amounts that are reported under GAAP as provision for credit losses and instead treating them as reductions of revenue over time.

Under the GAAP methodology we employ, which is known as the current expected credit loss model, or CECL, we are required to recognize:
•a significant provision for credit losses expense at the time of the loan’s assignment to us for contractual net cash flows we do not expect to realize; and
•finance charge revenue in subsequent periods that is significantly in excess of our expected yield.

Due to the GAAP treatment of contractual net cash flows we do not expect to realize at the time of loan assignment (i.e. significant expense at the time of loan assignment, which is offset by higher revenue in subsequent periods), we do not believe the GAAP methodology we employ provides sufficient transparency into the economics of our business, including our results of operations, financial condition, and financial leverage. Our floating yield adjustment enables us to provide measures of income that are not impacted by GAAP’s treatment of contractual net cash flows we do not expect to realize at the time of loan assignment. We believe the floating yield adjustment is presented in a manner which reflects both the economic reality of our business and how the business is managed and provides valuable supplemental information to help investors better understand our business, executive compensation, liquidity, and capital resources.

Senior Notes Adjustment (applied in periods prior to December 31, 2023)

This non-GAAP adjustment modifies our GAAP financial results to treat the issuance of certain senior notes as a refinancing of certain previously-issued senior notes. Our historical adjusted financial information reflects application of the senior notes adjustment as described below in connection with (i) the issuance by us in 2014 of $300.0 million principal amount of 6.125% senior notes due 2021 (the “2021 senior notes”) and the related retirement of our 9.125% senior notes due 2017 (the “2017 senior notes”) and (ii) the issuance by us in 2019 of $400.0 million principal amount of 5.125% senior notes due 2024 (the “2024 senior notes”) and the related retirement of the 2021 senior notes and our 7.375% senior notes due 2023 (the “2023 senior notes”).

We issued the 2024 senior notes on December 18, 2019. We used a portion of the net proceeds from the 2024 senior notes to repurchase or redeem all of the $300.0 million outstanding principal amount of the 2021 senior notes, of which $148.2 million was repurchased on December 18, 2019 and the remaining $151.8 million was redeemed on January 17, 2020. We used the remaining net proceeds from the 2024 senior notes, together with borrowings under our revolving credit facility, to redeem in full the $250.0 million outstanding principal amount of the 2023 senior notes on March 15, 2020. Under GAAP, the fourth quarter of 2019 included (i) a pre-tax loss on extinguishment of debt of $1.8 million related to the repurchase of 2021 senior notes in the fourth quarter of 2019 and the redemption of the remaining 2021 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.3 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020. Under GAAP, the first quarter of 2020 included (i) a pre-tax loss on extinguishment of debt of $7.4 million related to the redemption of 2023 senior notes in the first quarter of 2020 and (ii) additional interest expense of $0.4 million on $160.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2024 senior notes and repurchase of 2021 senior notes in the fourth quarter of 2019 to the redemption of the remaining 2021 senior notes in the first quarter of 2020.

We issued the 2021 senior notes on January 22, 2014. On February 21, 2014, we used the net proceeds from the 2021 senior notes, together with borrowings under our revolving credit facilities, to redeem in full the $350.0 million outstanding principal amount of the 2017 senior notes. Under GAAP, the first quarter of 2014 included (i) a pre-tax loss on extinguishment of debt of $21.8 million related to the redemption of the 2017 senior notes in the first quarter of 2014 and (ii) additional interest expense of $1.4 million on $276.0 million of additional outstanding debt caused by the one month lag from the issuance of the 2021 senior notes to the redemption of the 2017 senior notes.

Under our non-GAAP approach, the loss on extinguishment of debt and additional interest expense that were recognized for GAAP purposes were in each case deferred as debt issuance costs to be recognized ratably as interest expense over the term of the newly issued notes. In addition, for adjusted average capital purposes, the impact of additional outstanding debt related to the lag from the issuance of the new notes to the redemption of the previously issued notes was in each case deferred to be recognized ratably over the term of the newly issued notes. Upon the issuance of the 2024 senior notes in the fourth quarter of 2019, the outstanding unamortized balances of the non-GAAP adjustments related to the 2021 senior notes were deferred and were being recognized ratably over the term of the 2024 senior notes, until the repurchase and redemption of the 2024 senior notes in December 2023.

We believe the application of the senior notes adjustment as described above provided a more accurate reflection of the performance of our business, since we were recognizing the costs incurred with these transactions in a manner consistent with how we recognize the costs incurred when we periodically refinance our other debt facilities. We have determined not to apply the senior notes adjustment in connection with the issuance by us in December 2023 of our 9.250% senior notes due 2028 and the related retirement of the 2024 senior notes, because the adjustment would not be material.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target,” or similar expressions, and those regarding our future results, plans, and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2024, and other risk factors discussed herein or listed from time to time in our reports filed with the SEC and the following:

Industry, Operational, and Macroeconomic Risks
•Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.
•Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.
•Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market could adversely affect our financial position, liquidity, and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.
•Reliance on third parties to administer our ancillary product offerings could adversely affect our business and financial results.
•We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.
•Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.
•An outbreak of contagious disease or other public health emergency could materially and adversely affect our business, financial condition, liquidity, and results of operations.
•The concentration in several states of automobile dealers who participate in our programs could adversely affect us.
•Reliance on our outsourced business functions could adversely affect our business.
•Our ability to hire and retain foreign engineering personnel could be hindered by immigration restrictions.
•We may be unable to execute our business strategy due to current economic conditions.
•Natural disasters, climate change, military conflicts, acts of war, terrorist attacks and threats, or the escalation of military activity in response to terrorist attacks or otherwise may negatively affect our business, financial condition, and results of operations.
•Governmental or market responses to climate change and related environmental issues could have a material adverse effect on our business.
•A small number of our shareholders have the ability to significantly influence matters requiring shareholder approval and such shareholders have interests which may conflict with the interests of our other security holders.

Capital and Liquidity Risks
•We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.
•The terms of our debt limit how we conduct our business.
•A violation of the terms of our asset-backed secured financings or revolving secured warehouse facilities could have a material adverse impact on our operations.
•Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations, and adversely affect our financial condition.

•We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.
•Interest rate fluctuations may adversely affect our borrowing costs, profitability, and liquidity.
•Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition, and results of operations.
•We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.
•The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity, and results of operations.

Technology and Cybersecurity Risks
•Our dependence on technology could have a material adverse effect on our business.
•We depend on secure information technology, and a breach of our systems or those of our third-party service providers could result in our experiencing significant financial, legal, and reputational exposure and could materially adversely affect our business, financial condition, and results of operations.
•Our use of electronic contracts could impact our ability to perfect our ownership or security interest in Consumer Loans.
•Failure to properly safeguard confidential consumer and team member information could subject us to liability, decrease our profitability, and damage our reputation.

Legal and Regulatory Risks
•Litigation we are involved in from time to time may adversely affect our financial condition, results of operations, and cash flows.
•Changes in tax laws and the resolution of uncertain income tax matters could have a material adverse effect on our results of operations and cash flows from operations.
•The regulations to which we are or may become subject could result in a material adverse effect on our business.

Other factors not currently anticipated by management may also materially and adversely affect our business, financial condition, and results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events, or otherwise, except as required by applicable law.

Webcast Details

We will host a webcast on July 31, 2024 at 5:00 p.m. Eastern Time to discuss our second quarter results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at ir.creditacceptance.com or by telephone as described below. Only persons accessing the webcast by telephone will be able to pose questions to the presenters during the webcast. A replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

To participate in the webcast by telephone, you must pre-register at https://register.vevent.com/register/BI8258b828890041daa2269f25146731ec, or through the link posted on the “Investor Relations” section of our website at ir.creditacceptance.com. Upon registration you will be provided with the dial-in number and a unique PIN to access the webcast by telephone.

Description of Credit Acceptance Corporation

We make vehicle ownership possible by providing innovative financing solutions that enable automobile dealers to sell vehicles to consumers regardless of their credit history. Our financing programs are offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our financing programs, but who actually end up qualifying for traditional financing.

Without our financing programs, consumers are often unable to purchase vehicles or they purchase unreliable ones. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our programs is that we provide consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Nasdaq Stock Market under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(Dollars in millions, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Finance charges	$497.7	$441.0	$966.9	$862.1
Premiums earned	24.3	19.8	46.2	37.2
Other income	16.2	17.1	33.1	32.4
Total revenue	538.2	477.9	1,046.2	931.7
Costs and expenses:
Salaries and wages	75.8	70.2	154.3	147.4
General and administrative	23.2	20.5	46.9	38.5
Sales and marketing	25.4	26.3	49.3	48.4
Total operating expenses	124.4	117.0	250.5	234.3

Provision for credit losses on forecast changes	237.8	168.8	325.0	213.1
Provision for credit losses on new Consumer Loan assignments	82.8	81.7	181.6	174.8
Total provision for credit losses	320.6	250.5	506.6	387.9

Interest	104.5	62.8	197.0	117.2
Provision for claims	20.3	19.7	37.3	37.6
Loss on sale of building	23.7	—	23.7	—
Total costs and expenses	593.5	450.0	1,015.1	777.0
Income (loss) before provision (benefit) for income taxes	(55.3)	27.9	31.1	154.7
Provision (benefit) for income taxes	(8.2)	5.7	13.9	33.0
Net income (loss)	$(47.1)	$22.2	$17.2	$121.7

Net income (loss) per share:
Basic	$(3.83)	$1.70	$1.39	$9.32
Diluted	$(3.83)	$1.69	$1.37	$9.30

Weighted average shares outstanding:
Basic	12,282,174	13,049,935	12,381,656	13,053,755
Diluted	12,282,174	13,099,961	12,533,246	13,085,988

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(Dollars in millions, except per share data)	As of
	June 30, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$8.3	$13.2
Restricted cash and cash equivalents	509.3	457.7
Restricted securities available for sale	106.1	93.2

Loans receivable	10,884.2	10,020.1
Allowance for credit losses	(3,336.5)	(3,064.8)
Loans receivable, net	7,547.7	6,955.3

Property and equipment, net	16.1	46.5
Income taxes receivable	39.9	4.3
Other assets	28.0	40.0
Total assets	$8,255.4	$7,610.2

LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$344.2	$318.8
Revolving secured lines of credit	84.3	79.2
Secured financing	4,872.2	3,990.9
Senior notes	990.1	989.0
Mortgage note	—	8.4
Deferred income taxes, net	409.5	389.2
Income taxes payable	0.2	81.0
Total liabilities	6,700.5	5,856.5

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 12,111,128 and 12,522,397 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	0.1	0.1
Paid-in capital	313.8	279.0
Retained earnings	1,242.2	1,475.6
Accumulated other comprehensive loss	(1.2)	(1.0)
Total shareholders’ equity	1,554.9	1,753.7
Total liabilities and shareholders’ equity	$8,255.4	$7,610.2